Stock Purchase Agreement

THIS STOCK PURCHASE AGREEMENT dated September 20, 2010 ("Agreement"), by and among Insight Management Corporation, a corporation organized and existing under the laws of Florida ("Buyer"), and Kaleidoscope Real Estate Inc. a corporation organized and existing under the laws of Nevada (the “Seller”), and Simply Constructed, Inc., A Wyoming corporation (the "Company")

W I T N E S S E T H:

WHEREAS, Buyer wishes to buy and the Seller wishes to sell to Buyer, on the terms and for the consideration hereinafter provided, one hundred percent of the shares of common stock of the Company.

NOW, THEREFORE, in consideration of the promises and the respective agreements hereinafter set forth, Buyer and Seller hereby agree as follows:

1.           PURCHASE OF COMMON STOCK.

1.1           Sale of Shares.  Upon the terms and subject to the provisions of this Agreement, the Seller agrees that it will sell, convey, transfer, assign and deliver to Buyer at the Closing provided for in Article 2, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, preemptive rights or other interests or equities whatsoever, one hundred percent (100%) shares of duly and validly issued, fully paid and non-assessable shares of common stock (collectively the "Shares") of the Company owned by the Seller.

1.2           Consideration for Sale and Transfer of the Shares.  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties  and covenants of Seller herein contained, and in full consideration of such sale, conveyance, transfer, assignment and delivery of the Shares to Buyer, Buyer agrees to pay and deliver to the Seller a purchase price for the Shares of a convertible promissory note in the amount of five million dollars ($5,000,000), in a form attached hereto as Exhibit A (the convertible promissory note is hereinafter referred to as the “Note”, and the purchase price for the Shares is hereinafter referred to as the "Purchase Price").

2.           THE CLOSING AND PAYMENT OF PURCHASE PRICE.

2.1           Closing.  The closing ("Closing") with respect to the acquisition of the Shares under this Agreement and all other transactions contemplated hereby shall take place at New York, NY on September 24, 2010 (or on such later time and date as the parties may agree).  The time and date of the Closing is hereinafter called the "Closing Date."

2.2           Payment of Purchase Price.  At the Closing, the Buyer shall deliver the Purchase Price in the form of the Note.

2.3           Transfer of Shares.  At the Closing, the Seller shall transfer to Buyer or its nominee the Shares, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, preemptive rights, restrictions or any other interests or imperfections of title whatsoever.  Said transfer shall be effected by delivery to Buyer of the one or more stock certificates, or certification of the President of the Company that all of the stock certificates of the Company have been surrendered and reissued into the name of the Buyer.  If a stock certificate is not delivered to Buyer, then Seller shall also deliver an opinion of counsel that the transfer of the certificates to Buyer from Seller is complete under the laws of Wyoming.  If Seller shall fail or refuse to deliver any of the Shares, or closing certificate or document required to be delivered by that Seller, at the Closing as provided herein, such default shall not relieve any other Seller of his obligations to comply fully with this Agreement, and the Buyer, at its option and without prejudice to its rights against any such default of the Seller, may (a) acquire only the Shares which have been delivered to it, or (b) refuse to acquire any Shares and thereby terminate all of its obligations hereunder to all the Seller, by delivery of written notice of termination and with no liability of the Buyer to the non-defaulting Seller.  The Seller acknowledges that the Shares are unique and not otherwise available, and agree that, in addition to any other available remedies; Buyer may seek any equitable remedies to enforce performance by the Seller hereunder, including, without limitation, an action for specific performance.

3.           REPRESENTATIONS AND WARRANTIES OF THE SELLER.  Seller hereby jointly and severally represents, warrants and agrees as of the date hereof and as of the date of the Closing as follows:

3.1           Organization and Qualification of Company.  The Company is duly organized, validly existing and in good standing under the laws of Wyoming.  The Company has all requisite corporate power and authority to own or lease all of its properties and assets and to conduct its business in the manner and in the places where such properties are owned or leased or such business is now conducted by it.  Company is duly qualified, licensed and authorized to do business as a foreign corporation and is in good standing as a foreign corporation in the jurisdictions in which it conducts business, and is not required to be so licensed, qualified or authorized to conduct its business or own its property in any other jurisdiction.

The minute books of the Company are current and contain correct and complete copies of the Articles of Incorporation and the Bylaws of the Company, if any, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of its Board of Directors and shareholders, and all committees thereof, duly signed by all managers or all members.  The record book of the Company is also current, correct and complete and reflects the issuance of all of the outstanding shares of stock of the Company since the date of its incorporation.

3.2           Authority of Company and the Seller.  This Agreement and each of the agreements and other documents and instruments delivered or to be delivered to Buyer pursuant to or in contemplation of this Agreement will constitute, when so delivered, the valid and binding obligations of the Seller and shall be enforceable in accordance with their respective terms.  The execution, delivery and performance of this Agreement and each of the agreements and other documents and instruments delivered or to be delivered to Buyer by Seller or the Company have been duly authorized by all necessary action of Seller and, with respect to Company, are within Company's corporate powers, and will not:

(i)
result in a breach of or constitute a default or result in any right of termination or other effect adverse to the Company under any indenture or loan or credit agreement of any of the Seller or the Company, or any other agreement, lease or instrument to which any of the Seller or the Company is a party or by which the property of any of the Seller or the Company is bound or affected;

(ii)
result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance or claim of any nature whatsoever on the Shares or any property or assets now owned, leased or used by the Company;

(iii)
result in a violation of or default under any law, rule, or regulation, or any order, writ, judgment, injunction, decree, determination, award, now in effect having applicability to any of the Seller or the Shares;

(iv)	violate any provisions of the Articles of Incorporation or Bylaws of the Company, or
(v)	require any approval, consent or waiver of, or filing with, any entity, private or governmental.

3.4           Capitalization.  The Shares have been duly and validly authorized, and are duly and validly issued, fully paid and non-assessable.  The Shares are free and clear of any and all claims, liens, pledges, charges, encumbrances, mortgages, security interests, options, preemptive or other rights, restrictions on transfer, or other interests or equities or imperfections of title whatsoever.  There are no other equity securities of Company outstanding on the date hereof and there are no existing warrants, preemptive or other rights, options, calls, commitments, conversion privileges, or other agreements (all of the foregoing being collectively called "Options") obligating the Company to issue any or all of its authorized and unissued shares, or any security convertible into and/or exchangeable for an interest of the Company.  The Company has no membership interest of any class authorized or outstanding except as identified herein.  The Shares represents one hundred percent (100%) of the issued and outstanding shares of the Company.

 3.5           Valid Title to Shares.  The Seller will deliver to Buyer, valid and marketable title to the Shares at the Closing, free and clear of any claims, liens, pledges, charges, encumbrances, mortgages, security, interests, options, preemptive or other rights, restrictions on transfer or other interest or equities or any other imperfections of title whatsoever.  The Seller represents and warrants that it has full power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby; and that the execution and delivery of this Agreement by it and the consummation and performance of the transactions contemplated hereby by it are and will be the legal, valid and binding obligation of such Seller, enforceable against it in accordance with their terms.

3.6           Conduct of the Business.  The Company is not a party to, or subject to or bound by nor are any of its assets subject to or bound by any agreement, oral or written, or any  judgment, law, rule, regulation, order, writ, injunction or decree of any court or governmental or administrative body which prohibits or adversely affects or upon the consummation of the transactions contemplated hereby would prohibit or adversely affect: (i) the use of any or all of the assets and property of Company necessary for operation in the ordinary and usual course of business; or (ii) the conduct of its business and operations, in each case, in all respects in the same manner as such business has been conducted by it.  Company has all properties and rights necessary to conduct the business and operations of the Company in all material respects in substantially the same manner as such business has been conducted by it prior to the date hereof.

3.7           Bylaws.  The Bylaws of the Company, and all amendments thereto, have been validly adopted, and the Bylaws, as amended, are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms.

3.8           Members.  The Company has no shareholders other than the Seller.

3.9           Disclosure.  No representation or warranty in this and no statement contained elsewhere in this Agreement or other document furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.  There is no fact, which materially and adversely affects, or, to the best of Seller’s knowledge, in the future may materially and adversely affects, the condition of the Company which has not been set forth herein.

3.10           Investment Knowledge.  If the Note is converted in whole or in part into shares of stock of the Buyer by the Seller, the Seller acknowledges that it possesses such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of the on an investment in Buyer’s common stock, and the Seller is able to bear the economic risk of a total loss of the Seller’s’ investment in and to the Buyer’s common stock;

3.11           Speculative investment:   The Seller understands that an investment in the Buyer’s shares is a speculative investment and that there is no guarantee of success of the Buyer’s management’s plans.  Management’s plans are an effort to apply present knowledge and experience to project a future course of action which is hoped will result in financial success employing the Company’s assets and with the present level of management’s skills and of those whom the Buyer will need to attract (which cannot be assured).  Additionally, all plans are capable of being frustrated by new or unrecognized or unappreciated present or future circumstances which can typically not be accurately, or at all, predicted;

4.           REPRESENTATIONS AND WARRANTIES BY BUYER.  As of the date hereof and as of the date of the Closing, Buyer represents and warrants as follows:

4.1           Organization and Qualification of Buyer.  Buyer is duly organized, validly existing and in good standing under the laws of Florida.  Buyer has full corporate power and authority to own or lease all of its properties and assets and to conduct its business in the manner and in the places where such properties are owned and leased or such business is now conducted by it.

4.2           Authority of Buyer.  This Agreement and each of the agreements and other documents and instruments delivered or to be delivered by Buyer pursuant to or in contemplation of this Agreement will constitute, when so delivered, the valid and binding obligation of Buyer and shall be enforceable in accordance with their respective terms.  The execution, delivery and performance of this Agreement and each such agreement, document and instrument has been duly authorized by all necessary corporate action of Buyer and is within Buyer's corporate powers.  The execution, delivery and performance of any such agreement, document or instrument by Buyer and the execution, delivery and performance of this Agreement or any other agreement, document or instrument by the Buyer does not and will not with the passage of time or the giving of notice or both:

(i)
result in a breach of or constitute a default under any indenture or loan or credit agreement or under any agreement of the Buyer, or any other material agreement, lease or instrument to which Buyer is a party or by which the property of Buyer is bound or affected;

(ii)
result in a violation of or default under any law, rule, or regulation, or any order, writ, judgment, injunction, decree, determination, award, indenture, material agreement, lease or instrument now in effect having applicability to Buyer;

(iii)	violate any provisions of the Certificate of Incorporation or Bylaws of Buyer; or
(iv)	require any approval, consent or waiver of, or filing with, any entity, private or governmental, which has not been obtained.

4.3           Governmental Approvals.  All requisite consents, authorizations, licenses, permits, orders, certificates and approvals of all third parties and/or governmental agencies, including without limitation any governmental agency or authority of the United States, or other jurisdiction whose approval is necessary for Buyer to consummate the transactions contemplated by this Agreement have been obtained.

4.5           Disclosure.  No representation or warranty in this Article 4, and no statement contained elsewhere in this Agreement or in any schedule, exhibit, certificate or other document furnished or to be furnished by Buyer to Seller pursuant hereto or in connection with the transactions contemplated under this Agreement contains any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

4.6           Purchase for Investment.  Buyer hereby represents and warrants to the Seller that Buyer is acquiring the Shares for its own account, for investment, and not with a view to the distribution thereof in violation of the Securities Act of 1933 (“Securities Act”) or of any state securities laws.  Buyer understands that the Shares have not been registered under the Securities Act or the state securities laws, by reason of their sale to the Seller in transactions exempt from registration; and, that the Shares must be held by Purchaser indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

Buyer represents and warrants to the Seller that the sale of the Shares to it hereunder is exempt from registration under the provisions of Section 4(2) of the Securities Act of 1933.   The Shares shall carry a restrictive legend which shall include language substantially similar to the following:

“These securities have not been registered under the United States Securities Act of 1933, as amended, or the laws of any state, and are being issued pursuant to an exemption from registration pertaining to such securities and pursuant to a representation by the security holder named hereon that said securities have been acquired for purposes of investment and not for purposes of distribution.  These securities may not be offered, sold, transferred, pledged or hypothecated in the absence of registration, or the availability of an exemption from such registration.”

4.7           Acknowledgment of Disclaimer of Profits.  Buyer expressly acknowledges and agrees that the Seller has not made any representation or warranty with respect to the future profitability or financial prospects of the Company after the Closing Date.

    5.           COVENANTS OF THE SELLER.  The Seller covenants and agrees as follows throughout the period from the date hereof through and including the Closing:

5.1           Restrictions.  Seller, jointly and severally shall cause the Company to conduct the business and operations in which it is engaged only in the ordinary course and in accordance with sound business practices in substantially the manner in which such business and operations have been previously conducted and, furthermore, without limiting the generality of the foregoing, Seller shall cause the Company to not (except with the prior written consent of the Buyer):

(i)	Redeem, purchase, repurchase or retire any of the shares of the Company, or declare or pay any dividends or make any other payments or distribution upon any of the shares of the Company;
(ii)	Make or permit any material change in or cease in whole or in significant part its present business;
(iii)
Sell, lease, transfer or otherwise dispose of all or any material portion of its assets including, without limitation, rights to patents, know‑how, intellectual property or other intangible assets or cancel any debts or claims, except sales of inventory in the ordinary course of business or immaterial amounts of other intangible personal property not required in the business;

(iv)	Make any change in the Certificate of Incorporation or Bylaws of the Company;
(v)	Make any change in the authorized or issued and outstanding shares of the Company including any changes involving treasury shares;
(vi)	Grant any options or rights to purchase any membership of the Company;
(vii)	Effect any dissolution, winding up, liquidation or termination of the business of the Company;

5.2           Notice of Breach.  To the extent Seller obtain actual knowledge that any of the representations or warranties contained in Article 3 hereof would be incorrect in any material respect were those representations or warranties made immediately after such knowledge was obtained, Seller shall notify Buyer in writing promptly of such fact and exercise its reasonable efforts to remedy same to the extent within Seller's control.

5.3           Access.  Seller will permit Buyer, its counsel, its auditors and its appraisers to inspect and copy all records and documents in the Company's and Seller's custody, care or control and to have access to all places of its business throughout all regular business hours, provided such inspections do not unduly disrupt the conduct of business, provided, further, that Buyer shall not contact the Company's customers or suppliers without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

5.4           Authorization from Others.  Seller shall use its reasonable efforts to obtain all authorizations, consents and approvals of third parties or governmental agencies that may be required to permit the consummation of the transactions contemplated by this Agreement.

5.5           Consummation of Agreement.  Seller shall use its reasonable efforts to satisfy all conditions to the Closing that are within its control to the end that the transactions contemplated by this Agreement shall be fully carried out.

5.6           Business Intact; Relationships with Customers and Suppliers.  Seller shall use its best efforts to keep intact the business of the Company, to keep available its key employees and to maintain the goodwill of its customers, distributors and suppliers and other persons having business dealings with it.

6.           COVENANTS OF SELLER AND BUYER.

6.1           Regulatory Filings.  Each of the parties hereto will furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency.  Buyer and Seller each agree to timely file any information reports, applications or notices required to be filed in connection with the transactions contemplated by this Agreement by the (i) Hart-Scott-Rodino Antitrust Improvements Act and the regulations promulgated thereunder (the "HSR Act") and (ii) the Omnibus Trade and Competitiveness Act of 1988 (the "1988 Trade Act").

6.2           Consummation of Agreement.   Buyer shall use its reasonable efforts to satisfy all conditions to the Closing that are within its control to the end that the transaction contemplated by this Agreement shall be fully carried out.

6.3           Authorization From Others.  Buyer shall use its reasonable efforts to obtain all authorizations, consents and approvals of third parties or governmental agencies that may be required to permit the consummation of the transactions contemplated by this Agreement.

7.           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER TO CLOSE.  The obligation of Buyer to acquire the Shares as contemplated hereby, and to perform its other obligations hereunder to be performed on or after the Closing, shall be subject to the fulfillment, on or prior to the Closing Date, unless otherwise waived in writing by Buyer, of the following conditions:

7.1           Representations and Warranties.  The representations and warranties of Seller set forth in Article 3 hereof shall be true and correct in all material respects on the Closing Date as if made on and as of such date, and Buyer shall have received a certificate to such effect, executed by Seller and dated as of the Closing Date, in form satisfactory to Buyer.

7.2           Performance of Covenants.  Seller shall have performed all of its covenants and obligations contained in this Agreement to be performed on or prior to the Closing Date, and Buyer shall have received a certificate to such effect, executed by the Seller and dated as of the Closing Date, in form satisfactory to Buyer.

7.3           Threatened or Pending Proceedings. No proceedings shall have been initiated or threatened by any governmental department, commission, bureau, board, agency or instrumentality, foreign or domestic, or any other bona fide third party seeking to enjoin or otherwise restrain or to obtain an award for damages in connection with the consummation of the transactions contemplated hereby.

8.           CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER TO CLOSE.  The obligation of Seller to sell the Shares as contemplated hereby, and to perform its other obligations hereunder to be performed on or after the Closing, shall be subject to the fulfillment, on or prior to the Closing Date, unless otherwise waived in writing by the Seller, of the following conditions:

8.1           Representations and Warranties.  The representations and warranties of Buyer set forth in Article 4 hereof shall be true and correct in all material respects on the Closing Date as if made on and as of such date, and the Seller shall have received a certificate to such effect, executed by the President or any Vice President of Buyer and dated as of the Closing Date, in form satisfactory to the Seller.

8.2           Performance of Covenants.  Buyer shall have performed all of its covenants and obligations contained in this Agreement to be performed on or prior to the Closing Date, and the Seller shall have received a certificate to such effect, executed by the President or any Vice President of the Buyer and dated as of the Closing Date, in form satisfactory to Seller.

8.3           Corporate Action.  All corporate action necessary to authorize (i) the execution, delivery and performance by Buyer of this Agreement and any other agreements or instruments contemplated hereby to which Buyer is a party and (ii) the consummation of the transactions and performance of its other obligations contemplated hereby and thereby shall have been duly and validly taken by Buyer, and the Seller shall have been furnished with copies of all applicable resolutions adopted by the Board of Directors of Buyer, certified by the Secretary or Assistant Secretary of Buyer.

8.4           Threatened or Pending Proceedings.  No proceedings shall have been initiated or threatened by any governmental department, commission, board, bureau, agency or instrumentality, foreign or domestic, or any other bona fide third party seeking to enjoin or otherwise restrain or to obtain an award for damages in connection with the consummation of the transactions contemplated hereby.

8.5           Delivery of Certificates and Documents to Seller. The Buyer shall have delivered, or cause to be delivered, to the Seller certificates as to the legal existence and good standing of Buyer issued by the State of and/or such other appropriate official thereof.

9.           TERMINATION OF AGREEMENT.

9.1           Termination.  At any time prior to the Closing Date, this Agreement may be terminated (i) by the consent of the Buyer and Seller, (ii) by Seller if there has been a material misrepresentation, breach of warranty or breach of covenant by Buyer in its representations, warranties and covenants set forth herein, (iii) by Buyer if there has been a material misrepresentation, breach of warranty or breach of covenant by the Seller in its representations, warranties and covenants set forth herein, (iv) by the Seller if the conditions stated in Article 8 have not been satisfied at or prior to the Closing Date or (v) by Buyer if the conditions stated in Article 7 have not been satisfied at or prior to the Closing Date.

9.2           Effect of Termination.  If this Agreement shall be terminated as above provided, this Agreement shall become null and void and have no effect all obligations of the parties hereunder shall terminate without liability of any party to the other; provided however, that nothing in this Section 9.2 shall prevent any party from seeking or obtaining damages or appropriate equitable relief for the breach of any representation, warranty or covenant made by any other party hereto.

9.3           Right to Proceed.  Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Article 7 hereof have not been satisfied at or prior to the Closing, Buyer, having otherwise satisfied its obligations or met conditions to Closing hereunder, shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Article 8 hereof have not been satisfied at or prior to the Closing, the Seller, having otherwise satisfied its obligations or met conditions to Closing hereunder, shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder.

9.4           Notice of Breach.  To the extent Buyer obtains knowledge before the Closing Date that any of the representations or warranties contained in Article 4 hereof would be incorrect in any material respect were those representations or warranties made immediately after such knowledge was obtained, the Buyer shall notify Seller in writing promptly of such fact and exercise its reasonable efforts to remedy same to the extent within Buyer's control.

10.           RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

10.1           Survival of Representations and Warranties.  All representations, warranties, covenants and obligations herein shall be deemed to have been relied upon by the other party, shall survive the execution and delivery of this Agreement.

10.2           Further Assurances.  From time to time after the Closing and without further consideration, the parties will execute and deliver, or arrange for the execution and delivery of such other instruments of conveyance and transfer and take such other action or arrange for such other actions as may reasonably be requested to more effectively complete any of the transactions provided for in this Agreement or any document annexed hereto.

11.           INDEMNIFICATION AND SETOFF.

11.1           Indemnification by the Seller.  The Seller hereby agrees to defend, indemnify and hold Buyer, the Company and their respective officers, directors, shareholders, employees, agents, attorneys and representatives, harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable attorneys' fees) which may be sustained or suffered by Buyer or Company arising out of, based upon, or by reason of a breach of any representation or warranty, or a failure to perform any agreement or covenant made by the Seller in this Agreement.

11.2           Indemnification by the Buyer.  The Buyer hereby agrees to defend, indemnify and hold the Seller and their respective employees, agents, attorneys, and representatives, harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable attorneys' fees) which may be sustained or suffered by the Seller arising out of, based upon, or by reason of a breach of any representation or warranty, or a failure to perform any agreement or covenant, made by the Buyer in this Agreement or in any exhibit, schedule, certificate or financial statement delivered hereunder, or arising out of, based upon, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such breached representations, warranties or covenants.

11.3 Notice; Defense of Claims.  Each party to this Agreement shall give prompt written notice to the other party or parties to this Agreement under each claim for indemnification hereunder specifying the amount and nature of the claim, and of any matter which is likely to give rise to an indemnification claim.  Each party to this Agreement has the right to participate at its own expense in the defense of any such matter or its settlement, or the indemnified party may direct the indemnifying party to take over the defense of such matter so long as such defense is expeditious.  Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the indemnified party to collect such claims from the indemnifying party so long as such failure to so notify does not materially adversely affect the indemnifying party's ability to defend such claim against a third party.  No indemnifying party, in the defense of any claim or litigation shall, except with the consent of an indemnified party, which consent shall not be unreasonably withheld or delayed, consent to entry of any judgment or enter into any settlement by which such indemnified party is to be bound and which judgment or settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

12.           NON-DISCLOSURE COVENANTS.

12.1           Disclosure of Information.  It is understood that the business of Company is of a confidential nature.  Prior to the date hereof the Company may have revealed and on or after the date hereof the Company may reveal to the Seller confidential information concerning Company or any of Company's affiliates or subsidiaries which, if known to competitors thereof, would damage Company or its said affiliates or subsidiaries.  The Seller agrees that its will never divulge or appropriate to their own use, or to the use of any third party, any secret or confidential information or knowledge obtained by them concerning Company or its subsidiaries or affiliates, including, but not limited to, information pertaining to methods, processes, designs, equipment, catalogs, customer lists and operating procedures.  The restrictions contained in this paragraph against disclosing or using confidential information shall not apply to information which is in the public domain other than by reason of Seller's breach of this Agreement or to information previously disclosed by Seller or the Company to prospective purchasers of the Company, which prospective purchasers have executed and delivered nondisclosure agreements to the Company.  Seller represent that such confidentiality agreements are contracts between the Company and such prospective buyers and that they provide in pertinent part for inter alia:  a prohibition on the prospective buyer's use or disclosure of such confidential information, a return (except for one certain prospective buyer) of the confidential material at the Company's request, and a prohibition on solicitation of the Company's employees for a period after the date of execution of the confidentiality agreement.

13.           MISCELLANEOUS.

13.1           Taxes.  Any taxes in the nature of a sales or transfer tax and any stock transfer tax, payable on the sale or transfer of all or any portion of the Shares or the consummation of any other transaction contemplated hereby shall be paid by Seller.

13.2           Assignability.  Neither this Agreement nor any rights or obligations hereunder, are assignable by Seller or the Company.  The rights of Buyer under this Agreement are assignable in part or wholly to any company controlled by, controlling or under common control with Buyer and any assignee of Buyer shall succeed to and be possessed of the rights of Buyer hereunder to the extent of the assignment made; provided, however, that and such assignment by Buyer shall not relieve Buyer of its obligations hereunder.  In addition, after the Closing, Buyer may assign all of its rights and/or obligations under this Agreement to any person who acquires either the stock of Buyer or the Company, or substantially all of the assets of the Company; provided, however, that any such assignment by Buyer shall not relieve Buyer of its obligations hereunder.

13.3           Section Headings.  The Section and paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect provisions thereof. All Exhibits and/or Schedules hereto shall be initialed for identification or may be physically annexed hereto, but in either event such Exhibits or Schedules shall be deemed to be a part hereof.

13.4           Waiver.  Neither the failure nor any delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy or preclude any further or other exercise thereof, or the exercise of any other right, power or remedy.

13.5           Expenses.  Except as otherwise provided herein, the Buyer and Seller shall pay the fees and expenses of their respective accountants and legal counsel incurred in connection with the transactions contemplated by this Agreement.

13.6           Notices.  Any notices required or permitted to be given hereunder shall be given in writing and delivered in person or sent certified mail, postage prepaid, return receipt requested, to the respective parties at their addresses set forth at the beginning of this Agreement or at such other addresses as may hereinafter be designated by such party in writing to other parties.

13.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Nevada.

13.8           Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the transaction contemplated herein and shall not be modified or amended except by an instrument in writing signed by the parties hereto.

13.9 Validity.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provisions hereof, and this Agreement shall be construed in all other respects as if such invalid and unenforceable provisions were omitted.

13.10 Execution Capacity of Seller.  The Seller hereby acknowledges that its execution of this Agreement as provided below shall be in their capacities as shareholders of the Company.

13.11 Counterparts.  This Agreement may be signed in any number of counterparts each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, we have set our hands and seals as of the date first above written.

INSIGHT MANAGEMENT CORPORATION

By:  /s/ Kevin Jasper
Kevin Jasper, President/Secretary

KALEIDOSCOPE REAL ESATE, INC.

By: /s/ Barbara Farr
Barbara Farr, CEO/President